Exhibit 99.1

UFP TECHNOLOGIES, INC.	Tel. 978-352-2200
172 East Main Street	www.ufpt.com
Georgetown, MA 01833 – USA	Contact: Ron Lataille

FOR IMMEDIATE RELEASE
May 8, 2007

UFP TECHNOLOGIES ANNOUNCES Q1 2007 RESULTS

Georgetown, Mass., May 8, 2007.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $521,000 or $0.09 per diluted share outstanding for its first quarter ended March 31, 2007, slightly lower than 2006 first quarter net income of $574,000 or $0.11 per diluted share outstanding.  Sales for the quarter were $22.0 million compared to 2006 first quarter sales of $24.1 million.

“We had a solid start in 2007,” said R. Jeffrey Bailly, Chairman, CEO, and President. “As expected, first quarter sales were down, mainly due to weaker demand in the automotive industry. Several manufacturers extended their normally scheduled holiday plant shutdowns well into January, causing a ripple effect for suppliers like UFP.”

“However, our ongoing efforts to improve efficiencies and contain costs enabled us to improve our gross margins and mitigate the impact of the lower sales,” said Bailly. “With our strong balance sheet, we are well positioned to pursue both acquisition and organic growth opportunities. Plus, our pipeline of new opportunities remains solid. For example, we are seeing renewed interest in our environmentally friendly molded fiber solutions. For all these reasons, we remain optimistic about 2007 and beyond.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about  operating results in 2007 and beyond, the Company’s strategies for growth, the Company’s sales opportunities, and customer interest in the Company’s molded fiber products.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including risks associated with the identification of suitable acquisition candidates and the successful, efficient execution and integration of such acquisitions, risks that the Company’s sales and marketing efforts will not be successful, the risk of lack of acceptance by current and potential new customers of the Company’s product offerings, recent increases and possible further increases in the cost of the Company’s raw materials and energy that the Company may not be able to pass through to its customers, risks associated with the current volatility in the automotive industry, other economic conditions that affect sales of the products of the Company’s customers, the ability of the Company to obtain new customers, the ability of the Company to achieve positive results due to competition, decisions by customers to cancel or defer orders for their products that previously had been accepted, evolving customer requirements, difficulties associated with the roll-out of new products, the costs of compliance with Sarbanes-Oxley related requirements, general economic and industry conditions and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	Three Months Ended
	(unaudited)
	31-Mar-07	31-Mar-06
Net sales	$22,013	$24,141
Cost of sales	17,413	19,262
Gross profit	4,600	4,879
SG&A	3,613	3,657
Operating income	987	1,222
Interest expense, other income & expenses	146	295
Income before income taxes	841	927
Income taxes	320	353
Net income	$521	$574
Weighted average shares outstanding	5,206	4,874
Weighted average diluted shares outstanding	5,747	5,233
Per Share Data
Net income per share outstanding	$0.10	$0.12
Net income per diluted share outstanding	$0.09	$0.11

Consolidated Condensed Balance Sheets

($ in thousands)

	31-Mar-07	31-Dec-06
	(unaudited)
Assets:
Current assets	$21,019	$20,374
Net property, plant, and equipment	9,951	10,137
Other assets	8,265	8,526
Total assets	$39,235	$39,037
Liabilities and stockholders’ equity:
Current liabilities	$11,661	$12,138
Long-term debt	6,579	6,921
Other liabilities	1,455	1,353
Total liabilities	$19,695	$20,412
Total stockholders’ equity	19,540	18,625
Total liabilities and stockholders’ equity	$39,235	$39,037